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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York,                         NY                   10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Insilco Corporation
   (INSL)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   August/1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)


                          Former 10% Owner
               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  8/17/98   | J(01)  |   |        334    | D   |    01    |    -0-(01)   |  02,03  |  02,03   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  8/17/98   | J(01)  |   |  1,863,878    | D   |    01    |    -0-(01)   |  02,04  |  02,04   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
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                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by Water Street Corporate Recovery Fund I, L.P. ("Water Street"), The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs" and together with Water Street and GS Group, the "Reporting Persons"). The principal business address of each of the Reporting Persons is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:

01: On March 24, 1998, Insilco Corporation, a Delaware corporation (the "Company"), INR Holding Company, a wholly-owned subsidiary of the Company ("Existing Sub"), and Silkworm Acquisition Corporation ("Merger Sub"), entered into the Agreement and Plan of Merger (as amended, the "Merger Agreement"), which provided that, among other things, upon the terms and subject to the conditions thereof, (i) a newly formed, wholly-owned subsidiary of Existing Sub was to be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Existing Sub (the "Reorganization Merger") and (ii) immediately following the Reorganization Merger, Merger Sub was to be merged with and into Existing Sub, with Existing Sub continuing as the surviving corporation (the "Merger"). Existing Sub subsequently changed its name to Insilco Holding Corporation ("Holdings").

On  August  17,  1998,   the   Reorganization   Merger  was   consummated   (the
"Reorganization Merger Effective Time") and the Merger was consummated (the "Merger Effective Time"). Pursuant to the Merger Agreement, as a result of the Reorganization Merger and the Merger, each share of the Company's Common Stock outstanding was exchanged for $43.48 in cash and 0.03378 shares of common stock of Holdings ("Holdings Common Stock"). On August 17, 1998, the last reported sale price for Holdings Common Stock was $44.00 per share.

As a result of the Merger, Water Street, GS Group and Goldman Sachs no longer beneficially owns shares of the Company's Common Stock. Water Street owns, beneficially and directly, an aggregate of 62,961 shares of Holdings Common Stock and GS Group owns, beneficially and directly, an aggregate of 11 shares of Holdings Common Stock. In addition, each of GS Group and Goldman Sachs may be deemed to be the beneficial and indirect owner of the 62,961 shares of Holdings Common Stock beneficially owned by Water Street.

02: GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs is the sole general partner of Water Street. As a result of the Reorganization Merger and the Merger, as of the date hereof, the Reporting Persons ceased to be the owner of more than 10% of the Common Stock or the Holdings Common Stock and therefore no longer subject to Section 16.

03: The shares reported herein as disposed of were disposed of and may be deemed to have been beneficially owned directly by GS Group. Water Street and Goldman Sachs disclaim beneficial ownership of such securities.

04: The shares reported herein as disposed of were disposed of and may be deemed to have been beneficially owned directly by Water Street. GS Group and Goldman Sachs disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.


Signatures:

WATER STREET CORPORATE RECOVERY FUND I, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact


THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Hans-Linhard Reich
     --------------------------
     Name:  Hans-Linhard Reich
     Title: Attorney-in-fact


Date:  September 10, 1998



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.